UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 9, 2005

CMS Energy Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-09513	38-2726431
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Energy Plaza, Jackson, Michigan		49201
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	517-788-0550

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Consumers Energy Company
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-05611	38-0442310
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Energy Plaza, Jackson, Michigan		49201
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	517-788-0550

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Bay Harbor

Certain subsidiaries of CMS Energy Corporation ("CMS Energy") participated in the development of Bay Harbor, a residential/commercial real estate project developed on the site of a discontinued cement plant and quarry operation near Petoskey, Michigan. In the various agreements to develop Bay Harbor, CMS Land Company, a subsidiary of CMS Energy ("CMS Land") and CMS Energy made certain indemnifications to various parties for environmental conditions. CMS Energy has since sold its interests in Bay Harbor, but on September 3, 2004, the Michigan Department of Environmental Quality (the "MDEQ") issued a Notice of Noncompliance ("NON") directed to certain CMS Energy subsidiaries and other parties that had participated in Bay Harbor and had entered into an Administrative Agreement and Covenant Not To Sue ("CNTS") with the State of Michigan in 1994.

In the sale agreement, CMS Land abandoned all interests and rights in Bay Harbor but retained the responsibilities it and CMS Energy had under the previous environmental indemnifications and the CNTS. One such responsibility deals with the construction, operation and maintenance of a pH-lowering treatment facility at Bay Harbor that collects and treats "seep water" from one of several pre-existing cement kiln dust ("CKD") piles. The "seep water" has a high pH level and requires treatment before the water can be discharged into the City of Petoskey sewer system. While the pH treatment facility was out of service for a number of months in 2004 to address maintenance issues, and to resolve issues with the City of Petoskey, the MDEQ found higher than acceptable levels of pH along the shore of Little Traverse Bay and issued the NON. The treatment facility resumed operation in September 2004.

In addition, the United States Environmental Protection Agency (the "EPA") has issued a General Notice of Potential Liability under Section 107(a) of the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and has requested information pursuant to Section 104 of CERCLA. Follow up meetings with the EPA to discuss potential response activities and the potential entry of an administrative order of consent have been held and are scheduled in the future. CMS Energy filed a formal response to the Section 107(a) notice on December 6, 2004. CMS Energy plans to file a formal response to the Section 104 information request on or before January 24, 2005. CMS Energy has also presented plans to the MDEQ and the EPA to undertake a study concerning separate "seeps" that are not currently subject to a water collection and treatment facility. In addition, CMS Energy has submitted a proposed plan to undertake immediate response activities, which is under discussion at the MDEQ and the EPA.

The regulatory agencies have advised the parties that they have reached an understanding to split jurisdiction, under which the EPA would regulate immediate response activities and the MDEQ would regulate a final response. In the event that a suitable consent order is not negotiated, the EPA could issue a unilateral order under CERCLA requiring that remedial work (both interim and final) be performed, or alternatively, the EPA could elect to perform the work and seek damages, potentially including treble damages, from the parties. The MDEQ could also elect to prosecute an enforcement action pursuant to its statutory authority and the previously issued NON.

Several parties have issued demand letters to CMS Land and CMS Energy claiming breach of the indemnification provisions, making requests for payment of their expenses related to the NON, and/or claiming damages to property or personal injury with regard to the matter. CMS Energy responded to the indemnification claim by stating that it had not breached its indemnity obligations, it will comply with the indemnities, it has restarted the pH treatment facility and it has responded to the NON. CMS Energy will defend vigorously any property damage and personal injury claim.

Based on initial preliminary studies, CMS Energy has identified several remediation options. The estimated potential capital and near-term expenditures for these options range from $25 million to $40 million, with continuing yearly operating and maintenance expenses ranging from $0.8 million to $1.6 million. Final remediation and resulting claims against third parties for reimbursement of remediation costs could increase or decrease these amounts. CMS Energy estimates that it will record a liability for its obligations associated with this matter in the amount of $45 million, with a resultant charge to its income statement of $29 million, net of deferred income taxes, in the fourth quarter of 2004, reflecting CMS Energy’s current best estimate of both the capital and near-term costs as well as the present value of continuing future operating costs.

An adverse outcome of this matter could, depending on the size of any indemnification obligation or liability under environmental laws, have a potentially significant adverse effect on CMS Energy’s financial condition and liquidity and could negatively impact CMS Energy’s financial results.

CMS Energy cannot predict the ultimate cost or outcome of this matter.

CMS Energy Asset Impairments

CMS Energy entered into a purchase and sale agreement with GVK Industries Limited and several other parties on February 25, 2004 to sell its 33% interest in the GVK facility, a 240 megawatt power plant located in India, for approximately $25 million. CMS Energy expects to complete this sale in the first quarter of 2005 and estimates it will record an impairment resulting from the sale in the amount of approximately $29.5 million, with a resultant charge to its income statement of approximately $19 million, net of deferred income taxes, in the fourth quarter of 2004.

CMS Energy expects to sell its interest in the Scudder Latin American Power Fund in the first quarter of 2005. CMS Energy estimates it will record an impairment resulting from this sale in the amount of approximately $5 million, with a resultant charge to its income statement of approximately $3.2 million, net of deferred income taxes, in the fourth quarter of 2004.

Consumers Energy Company Regulatory Asset

Section 10d(4) of Michigan’s Customer Choice and Electricity Reliability Act (the "Customer Choice Act") allows deferred recovery of an annual return of and on capital expenditures in excess of depreciation levels and certain other expenses incurred prior to and throughout the current electric rate freeze and rate cap periods. In October 2004, Consumers Energy Company ("Consumers") filed an application with the Michigan Public Service Commission (the "MPSC") seeking recovery of $628 million in costs from 2000 through 2005 under section 10d(4). The request includes capital expenditures in excess of depreciation, Clean Air Act costs and other expenses related to changes in law or governmental action incurred during the rate freeze-cap period. Of the $628 million, $152 million relates to the cost of money.

As allowed by the Customer Choice Act, in January 2004, Consumers began accruing and deferring for recovery the 2004 portion of its Section 10d(4) regulatory assets. In November 2004, the MPSC issued an order in the Detroit Edison Company’s general electric rate case which concluded that the Detroit Edison Company’s return of and on Clean Air Act costs incurred from June 2000 through December 2003 are recoverable under Section 10d(4). Based on the precedent set by this order, Consumers accrued and recorded an additional regulatory asset of $55 million (pre-tax), $36 million net of tax, in November 2004 for its return of and on Clean Air Act expenditures incurred from 2000 through 2003. Additional accruals will continue to be recorded until a decision on Consumers’ request is issued by the MPSC. Certain aspects of Detroit Edison’s electric rate case are different than Consumers’ Section 10d(4) regulatory asset filing. Consumers cannot predict the amount, if any, the MPSC will approve as recoverable.

Consumers Plant Outages

On Sunday, January 9, 2005, Nuclear Management Company, LLC ("NMC"), the operator of the Palisades nuclear plant owned by Consumers, manually took the plant offline after recording a rapid reduction in the vacuum of the main condenser, the component that condenses steam from the turbine generators into water. The cause of the reduction in the vacuum is believed to be the result of air in leakage into the main condenser. NMC has maintained the plant in hot shutdown condition and is currently investigating the specific source of the vacuum reduction. Once the source is identified, any necessary repairs, based on industry experience, are expected to be made within several days and the plant will be returned to service shortly thereafter. The main condenser is part of the secondary non-nuclear safety related portion of the plant. There are no special Nuclear Regulatory Commission reviews scheduled in relation to this outage or approvals needed for plant restart.

On Tuesday, January 11, 2005, Consumers took the J H Campbell Plant Unit 3 offline in order to repair what is believed to be a tube leak in the super heater portion of the Unit 3 boiler. Tube leaks of this kind are not uncommon in the utility industry and generally can be repaired within one week after location of the tube leak.

Consumers expects to have sufficient power at all times to meet its load requirements from its other plants and from purchase arrangements. This could increase the cost of power to Consumers by an estimated $0.6 million (pre-tax) per day during an outage at Palisades. Of this estimated amount, approximately $0.24 million per day is not recoverable from ratepayers. The cost of power to Consumers could increase by an estimated $0.3 million (pre-tax) per day during an outage at Campbell. Of this estimated amount, approximately $0.12 million per day is not recoverable from ratepayers. As long as both Palisades and Campbell are offline the proportion from power purchase arrangements will increase, thereby increasing the combined cost of power to Consumers to an estimated $1.1 million (pre-tax) per day, of which approximately $0.44 million per day is not recoverable from ratepayers. Consumers cannot currently predict the duration of these outages.

This Form 8-K contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” found in the MANAGEMENT’S DISCUSSION AND ANALYSIS sections of CMS Energy’s and Consumers’ Form 10-Qs for the Quarter Ended September 30, 2004 (both incorporated herein by reference), that discuss important factors that could cause CMS Energy’s and Consumers’ results to differ materially from those anticipated in such statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMS Energy Corporation

January 12, 2005	By:	Thomas J. Webb

Name: Thomas J. Webb
Title: Executive Vice President and Chief Financial Officer

Consumers Energy Company

January 12, 2005	By:	Thomas J. Webb

Name: Thomas J. Webb
Title: Executive Vice President and Chief Financial Officer